EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard Money Market Reserves
File Number: 811-2554
Registrant CIK Number: 0000106830


Item 72, 73, 74 and 75

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72 through 75 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.



Series 1 SEC Identifier S000004463 Prime Money Market Fund
Class 1 SEC Identifier C000012239
Class 2 SEC Identifier C000012240

Item 73

Distributions per share for which record date passed during the period:

A)      1. Dividends from net investment income                                                                      $0.0000495
        2. Dividends for a second class of open-end company shares                                                   $0.0002581

B)      1. Distributions of capital gains                                                                            $0.000086


Items 74A-75


74C-$126,266,136
74N-$130,927,571
74T-$130,622,060
74U1:1-$102,404,448
75A-131,317,277




Series 2 SEC Identifier S000004462 Federal Money Market Fund
Class 1 SEC Identifier C000012238


Item 73

Distributions per share for which record date passed during the period:

A)      1. Dividends from net investment income                                                                      $0.000050

B)      1. Distributions of capital gains                                                                            $0.000059




